Exhibit 99.1

Company Contacts: Tom Chesterman Tel: 510.601.2000 investor@bionovo.com

Bionovo Announces $5 Million Financing

EMERYVILLE, Calif. – January 3, 2012 — Bionovo, Inc. (NASDAQ: BNVI), a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, today announced that it has entered into a $5 million securities purchase agreement with Socius CG II, Ltd. ("Socius"), a Bermuda-based subsidiary of Socius Capital Group, LLC.

"In a challenging economic environment, we are pleased to have the necessary financial resources to continue the development of our drug candidate, Menerba," stated Isaac Cohen, OMD, Bionovo’s chairman and CEO. "With this funding, we will continue the phase 3 clinical trial for Menerba, our drug candidate for the treatment of menopausal hot flashes. We also will be able to continue discussions with strategic partners to provide a stronger financial base."

Under the terms of the agreement, the Company has the right, in its sole discretion, over a term of two (2) years and subject to certain closing conditions and limitations, to sell to Socius up to a total of $5 million of redeemable Series A Preferred Stock of the Company (the "Preferred Stock"), payable in tranches. The Preferred Stock will accrue a 10% dividend per annum from the date of issuance. Pursuant to the purchase agreement, in addition to the Preferred Stock, Socius shall receive warrants to purchase shares of the Company’s common stock valued at 35% of the Preferred Stock amount.  The exercise price of the warrants will equal the closing bid price of the Company’s common stock on the preceding day.

When Preferred Stock is sold, Socius is also obligated to exercise an additional investment right to purchase a number of shares of common stock valued at 100% of the amount of Preferred Stock purchased at a per share price equal to the exercise price of the warrants received in the sale of Preferred Stock. Both the warrants and additional investment right are exercised when the Company elects to sell a tranche of Preferred Stock to Socius.

Upon exercise, Socius must pay for the shares underlying the additional investment right and the warrants, at its option, either in cash or by delivering a full-recourse secured promissory note. Any such promissory note will bear interest at 2.0% per year calculated on a simple interest basis and be secured by certain securities owned by Socius with a fair market value equal to the principal amount of the promissory note.

The Company may redeem the Preferred Stock at any time and, at the option of either the Company or Socius, all outstanding promissory notes may be offset, exchanged and cancelled for all outstanding shares of Preferred Stock then held by Socius.

The securities, other than the Preferred Stock, under the purchase agreement were offered through a prospectus supplement pursuant to Bionovo’s effective shelf registration statement and base prospectus contained therein. The Preferred Stock is not convertible into shares of common stock and neither the additional investment right nor the warrants will be listed on any national securities exchange.

A more detailed description of the purchase agreements with Socius is set forth in Bionovo’s Current Report on Form 8-K filed with the SEC on the date of this press release.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Bionovo, Inc.

Bionovo is a pharmaceutical company focused on the discovery and development of safe and effective treatments for women's health and cancer, markets with significant unmet needs and billions in potential annual revenue. The company applies its expertise in the biology of menopause and cancer to design new drugs derived from botanical sources which have novel mechanisms of action. Based on the results of early and mid-stage clinical trials, Bionovo believes they have discovered new classes of drug candidates within their rich pipeline with the potential to be leaders in their markets. Bionovo is headquartered in Emeryville, California and is traded on the NASDAQ Capital Market under the symbol, “BNVI”. For more information about Bionovo and its programs, visit http://www.bionovo.com.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of Bionovo, Inc. that can be identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product development, efficacy and safety, regulatory actions or delays, the ability to obtain or maintain patent or other proprietary intellectual property protection, market acceptance, physician acceptance, third party reimbursement, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. Bionovo, Inc. is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.